Exhibit 99.1

                    New York Community Bancorp, Inc. Reports
           2nd Quarter 2005 Diluted GAAP EPS of $0.33 and Diluted Cash
     EPS of $0.35(1); Board of Directors Declares $0.25 per Share Dividend


    WESTBURY, N.Y.--(BUSINESS WIRE)--July 20, 2005--2nd Quarter 2005
Highlights

    -- Loan originations totaled $2.0 billion, including $1.5 billion of multi-family loans

    -- Multi-family loans totaled $12.0 billion at quarter-end, up $2.1 billion, or 21%, year-to-date and $3.4 billion, or 40%, year-over-year

    -- Loans totaled $15.7 billion at quarter-end, up $2.3 billion, or 17%, year-to-date and $3.8 billion, or 32%, year-over-year

    -- Securities totaled $6.0 billion at quarter-end, down $1.1 billion, or 16%, year-to-date and $7.6 billion, or 56%, from the level recorded prior to the 2Q 2004 repositioning of the balance sheet

    -- Securities equaled 23.7% of total assets at quarter-end, down from 29.5% at the end of December and from 46.5%, pre-balance sheet repositioning

    -- Deposits totaled $11.5 billion at quarter-end, up $1.1 billion, or 11%, year-to-date and $1.5 billion, or 15%, year-over-year

    -- Tangible stockholders' equity equaled 5.44% of tangible assets at quarter-end, excluding net unrealized losses on securities; including net unrealized losses, the ratio was 5.31%

    -- The Bank's leverage and Tier 1 capital ratios equaled 8.47% and 15.30%, respectively, at quarter-end

    New York Community Bancorp, Inc. (NYSE: NYB) today reported second quarter 2005 earnings of $86.5 million, or $0.33 per diluted share, generating a 1.53% return on average tangible assets and a 29.66% return on average tangible stockholders' equity. The Company earned $91.1 million, or $0.35 per diluted share, in the trailing quarter and $42.8 million, or $0.16 per diluted share, in the second quarter of 2004.
    The Company also reported second quarter 2005 cash earnings of $92.6 million, or $0.35 per diluted share, generating a 1.61% return on average tangible assets and a 31.13% return on average tangible stockholders' equity. (1)
    For the six months ended June 30, 2005, the Company reported GAAP earnings of $177.6 million, or $0.68 per diluted share, as compared to $172.8 million, or $0.64 per diluted share, in the first six months of 2004. The Company's cash earnings for the six months ended June 30, 2005 amounted to $190.8 million, or $0.73 per diluted share, and generated a 1.69% return on average tangible assets and a 32.87% return on average tangible stockholders' equity. (1)
    In the second quarter of 2005, the Company recorded an after-tax gain of $1.7 million on the sale of certain one-to-four family mortgage loans; in the first quarter of the year, the Company's earnings included an after-tax gain of $4.0 million on the sale of certain Bank-owned properties. In the second quarter of 2004, the Company recorded an after-tax loss of $94.9 million, or $0.35 per diluted share, on the sale of securities (the "repositioning charge"), in connection with the repositioning of its balance sheet at the end of June 2004. To reduce its exposure to market and interest rate risk, the Company sold securities totaling $5.1 billion, and utilized the proceeds to reduce its wholesale borrowings by a like amount. At the same time, the Company extended $2.4 billion of wholesale borrowings to an average maturity of three years, with an average cost of 3.32%, and reclassified $1.0 billion of available-for-sale securities as held-to-maturity.
    In the twelve months since the balance sheet was repositioned, the Company increased its loan portfolio by $3.8 billion, or 32.1%, including a $3.4 billion, or 40.0% increase in multi-family loans, offsetting a $2.5 billion, or 29.3%, reduction in securities. During this time, wholesale borrowings were reduced by $665.3 million, or 6.7%, and an additional $2.0 billion in wholesale debt was extended to an average maturity of two years, with an average cost of 3.37%. Deposits rose $1.5 billion, or 15.2% during the twelve months ended June 30, 2005, contributing to a 420-basis point improvement in the ratio of deposits to total assets.
    In view of the significant difference in its balance sheet as a result of the repositioning and these subsequent actions, the Company believes that a comparison of its second quarter 2005 and first quarter 2005 results is more germane to understanding the progress made since the balance sheet was repositioned and its current direction, than a comparison of its second quarter 2005 and 2004 results.

    Board of Directors Declares $0.25 per Share Dividend, Payable on
August 16th

    Commenting on the Company's second quarter 2005 performance, President and Chief Executive Officer Joseph R. Ficalora stated, "We are pleased with the results we produced in the second quarter, which are indicative of our fundamental strengths: the capacity to originate loans, the quality of our assets, and the ability to maintain a high level of efficiency. Loan originations totaled $2.0 billion during the quarter, exceeding the trailing-quarter level, while the average yield on loans held firm at 5.48% despite the decline in market yields over the period. Non-performing assets represented 0.17% of total assets, and our efficiency ratio was also solid, at 27.55%.
    "Like the rest of our sector, we have been challenged by the flattening slope of the yield curve. While margin pressure has yet to recede, we believe our accumulated earnings are more than sufficient to support the continued payment of our quarterly cash dividend at the current rate. Once again affirming the strength of our commitment, I am pleased to report that our Board of Directors last night declared a $0.25 per share dividend, payable on August 16, 2005 to shareholders of record at the close of business on August 1, 2005," Mr. Ficalora announced.
    "We also are especially pleased by the progress we've made over the last four quarters to enhance the quality of our balance sheet," Mr. Ficalora continued. "Each of the goals we presented this time last year has been accomplished, either on or ahead of schedule. For example, our securities portfolio now stands at $6.0 billion, representing 23.7% of total assets, well below 46.5%, the pre-repositioning percentage, as well as the 25% target we had set for the end of this year. Deposits are up more than 15%, reflecting our ongoing efforts to expand and diversify our sources of funds.
    "Wholesale borrowings are down year-over-year, given the rise in deposits, which were used, in part, to pay down most of our short-term borrowings in the past six months. During this time, with the steady rise in short-term rates, which has been expected to continue, we also extended $2.0 billion of wholesale borrowings to an average maturity of two years, with an average cost of 3.37%. The long-term benefit of this action is expected to outweigh the negative impact on our year-to-date earnings, enhancing our future earnings and our position with regard to interest rate risk.
    "The growth in our loan portfolio has been consistent with our stated intention of transitioning from securities to loans at enhanced yields and with reduced extension risk. In this regard, the success we achieved in the first half of this year makes our more modest year-end goal for growth more easily attainable in the more difficult period that lies ahead.
    "As for our capital strength, this too reflects improvement," Mr. Ficalora stated. "While growing our core business, we realized a 24% increase in tangible stockholders' equity over the past four quarters, and increased our ratio of tangible equity to tangible assets by 80 basis points.
    "While enhancing our balance sheet quality, we are also making improvements to customer service, and taking steps to broaden our customer base," Mr. Ficalora said. "Earlier this month, our application to open a limited-purpose bank to accept municipal and other government deposits received Federal Reserve Bank of New York approval. As a result, we expect to see an increase in public funds by quarter-end. While the establishment of a Banking Business Development Branch in Queens enabled us to attract New York State and City deposits, the limited-purpose bank will enable us to accept municipal deposits from cities and towns throughout the state.
    "We've also formed an outsourcing partnership with American Home Mortgage Corp. (NYSE: AHM), one of the nation's leading mortgage lenders, which has enabled us to enhance our one-to-four family lending capabilities. As our new third-party conduit, AHM has made it possible for us to provide an expanded product menu, extremely competitive rates of interest, and personal service, with AHM representatives assigned to some of our branches, and available to meet with our customers in their homes or where they work," Mr. Ficalora commented.
    "With regard to multi-family loans, it's fair to say that the volume of loans produced in the second quarter is unlikely to be matched in the quarters immediately ahead. While competition has clearly stepped up, our greater concern is quality of product. While loan growth is certainly one of our goals, so too is maintaining our standards and our solid record of asset quality. With this in mind, our current pipeline of $851 million includes approximately $614 million of multi-family loans.
    "I would like to add that our Co-op City loan is performing as expected, and has recently yielded an additional benefit. Reflecting the efforts of our newly established Business Banking Group, we have recently won the opportunity to provide lock-box and other depository services for the management of Co-op City, thereby enhancing the reach of our local branch into this community of 55,000 residents. Our plans to attract health service accounts are also in place and are expected to contribute to the further expansion of our deposit mix in the quarters ahead," Mr. Ficalora said.

    Balance Sheet Summary

    The Company recorded total assets of $25.2 billion at June 30, 2005, a $1.2 billion increase from the level recorded at December 31, 2004. While total loans rose $2.3 billion, or 17.1%, in the first six months of 2005, the increase was tempered by a $1.1 billion, or 15.5%, reduction in total securities, in keeping with the Company's strategic focus on repositioning the balance sheet to mitigate market and interest rate risk. Loans represented 62.2% of total assets at the end of June and 55.7% at the end of December; in contrast, securities represented 23.7% and 29.5% of total assets at the corresponding dates.

    Loans

    The Company recorded total loans of $15.7 billion at the close of the second quarter, up from $13.4 billion at December 31, 2004. The increase was driven by high-volume loan production, with year-to-date originations totaling $3.8 billion, including $2.0 billion in the second quarter of the year. Multi-family loans accounted for 76.5% of loans produced in the second quarter, with commercial real estate and construction loans accounting for 15.0% and 6.8%, respectively. The growth of the loan portfolio was partly tempered by the aforementioned sale of one-to-four family loans totaling $170.7 million in the second quarter, and by year-to-date repayments of $1.3 billion, including $644.5 million in the three months ended June 30, 2005.
    Consistent with management's focus on multi-family loan production, the portfolio of multi-family loans grew $2.1 billion, or 21.4%, from the end of December, to $12.0 billion, representing 76.2%, of total loans, at June 30, 2005. The increase was fueled by year-to-date multi-family loan originations totaling $2.9 billion, including $1.5 billion in the second quarter of the year. At June 30, 2005, the multi-family loan portfolio had an average principal balance of $3.4 million and a loan-to-value ratio of 60.1%. The expected weighted average life of the portfolio was 3.6 years at that date.
    Multi-family loans are typically originated for a term of ten years, with a fixed rate of interest in the first five years, tied to the five-year Treasury, and a rate that adjusts annually in years six through ten. However, the nature of the Company's lending niche is such that the typical multi-family loan refinances within the first five-year period and, in doing so, generates prepayment penalties ranging from five points to one point of the initial loan balance.
    The majority of the Company's multi-family loans are secured by rent-regulated buildings in New York City. Because the rents on the apartments in these buildings are typically below market, the buildings tend to be fully occupied, even during times of economic adversity. The Company's asset quality has been supported by its multi-family credits, which have not incurred a loss for more than twenty years.
    The Company has been originating multi-family loans in this market for several decades. Its longevity reflects the relationships it has developed with several leading mortgage brokers, who are familiar with the Company's lending practices, its underwriting standards, and its long-standing practice of lending on the cash flows produced by the rent rolls of the buildings collateralizing these loans. Because the multi-family market is largely broker-driven, these longstanding relationships have supported the growth of the Company's multi-family loan portfolio.
    Commercial real estate loans totaled $2.5 billion at June 30, 2005, representing 16.0% of total loans outstanding and a $368.2 million, or 17.2%, increase from the balance recorded at December 31, 2004. The increase reflects year-to-date originations totaling $474.7 million, including $298.8 million in the second quarter of the year. At June 30, 2005, the portfolio had an average principal balance of $2.5 million and a loan-to-value ratio of 57.6%; the expected weighted average life of the portfolio was 4.1 years at that date.
    The Company's commercial real estate loan portfolio is largely secured by mixed-use and office buildings in New York City and national credit retail shopping centers in New York City and Long Island. Commercial real estate loans feature terms that parallel the terms featured by the Company's multi-family credits. The Company has not had a loss on a commercial real estate loan in more than ten years.
    The construction loan portfolio totaled $854.7 million at June 30, 2005, representing 5.4% of total loans outstanding and a $50.5 million increase from the year-end 2004 amount. The increase reflects year-to-date originations totaling $314.9 million, including $136.0 million in the second quarter of the year. The majority of the portfolio consists of loans for the construction of one-to-four family homes on Long Island, where the Bank is the primary lender to several leading builders and developers. The typical construction loan features a term of 18 to 24 months and a floating rate of interest that is tied to prime.
    Since December 1, 2000, the Company has been originating one-to-four family loans on a pass-through basis, and selling the loans to a third-party conduit within ten days of closing, service-released. Reflecting this practice, repayments, and the aforementioned sale of loans totaling $170.7 million, the balance of one-to-four family loans declined $219.1 million, or 43.3%, from the year-end 2004 level to $287.0 million, representing 1.8% of total loans, at June 30, 2005. The remaining loans in portfolio are seasoned loans that were originated before the conduit policy was adopted or that were acquired in the Company's merger transactions in 2000, 2001, and 2003.

    Asset Quality

    Non-performing assets totaled $42.9 million at June 30, 2005, representing 0.17% of total assets, as compared to $33.8 million at March 31, 2005, representing 0.14% of total assets, and to $28.7 million, representing 0.12% of total assets, at December 31, 2004. Non-performing loans accounted for $42.4 million, $33.1 million, and $28.1 million of the respective totals, and represented 0.27%, 0.23%, and 0.21%, respectively, of total loans at the corresponding dates.
    Included in the June 30, 2005 amounts is a $10.7 million construction loan that is still accruing interest and is expected to be satisfied in full in the second half of the year. Non-accrual loans totaled $31.7 million at that date, including mortgage loans of $31.1 million and other loans of $613,000. Included in the balance of non-accrual mortgage loans is a construction loan of $7.0 million which management currently expects will be satisfied before the end of the year.
    The allowance for loan losses totaled $78.0 million at June 30, 2005, down eleven thousand dollars from the balance recorded at December 31, 2004. While the Company recorded no provisions for loan losses in the first half of this year, it charged off eleven thousand dollars of consumer loans acquired in merger transactions, including three thousand dollars in the second quarter. The allowance for loan losses equaled 0.50% of total loans at June 30, 2005 and 184.22% of non-performing loans at the same date. Excluding the $17.7 million in construction loans that are expected to be satisfied from the calculation, the allowance for loan losses represents 316.09% of non-performing loans.
    Other real estate owned totaled $485,000 at June 30, 2005, down $205,000 from the March 31, 2005 level and $81,000 from the level recorded at year-end 2004. The June 30, 2005 amount consists of three residential properties which are currently in the process of being marketed for sale. The Company does not expect to incur a loss when such properties are sold.

    Securities

    Securities totaled $6.0 billion at June 30, 2005, down $1.1 billion, or 15.5%, from the year-end 2004 balance and down $2.5 billion, or 29.3%, from the balance recorded at June 30, 2004. During the quarter, management took advantage of favorable market conditions to reduce the ratio of securities to total assets. At June 30, 2005, securities represented 23.7% of total assets, ahead of management's 25% year-end 2005 target, and significantly below the respective 29.5% and 35.1% ratios at the earlier dates.
    The reduction in securities was consistent with management's focus on repositioning the balance sheet to enhance its market and interest rate risk profile. In addition to redemptions approximating $613 million, the year-to-date reduction in securities reflects sales of $514.7 million, including $359.2 million in the second quarter of the year.
    Available-for-sale securities represented $2.4 billion, or 40.9%, of total securities at the close of the current second quarter, and were down $660.5 million and $1.5 billion, respectively, from the amounts recorded at December 31 and June 30, 2004. Mortgage-related securities represented $2.3 billion of the June 30, 2005 total, and were down $643.4 million and $1.3 billion, respectively, from the balances recorded at the corresponding dates. Other securities represented the remaining $189.9 million of available-for-sale securities at the close of the current second quarter, and were down $17.1 million and $143.0 million, respectively, from the balances recorded at December 31 and June 30, 2004.
    The after-tax net unrealized loss on securities available for sale was $17.6 million at the close of the current second quarter, down from $20.4 million and $84.4 million, respectively, at December 31 and June 30, 2004. The improvement is attributable to two primary factors: the planned reduction in securities over the past four quarters, and the decline in market interest rates during the same time.
    Held-to-maturity securities represented $3.5 billion, or 59.1%, of total securities at the close of the current second quarter, and were down $437.6 million and $995.0 million, respectively, from the amounts recorded at December 31 and June 30, 2004. Mortgage-related securities accounted for $1.9 billion of the June 30, 2005 total, down $282.6 million and $696.7 million, respectively, from the balances recorded at the corresponding dates. Other securities totaled $1.7 billion at the close of the current second quarter, and were down $155.0 million and $298.3 million, respectively, from the balances recorded at December 31 and June 30, 2004.

    Sources of Funds

    Loan production is supported by four primary funding sources: principal repayments and interest on loans; cash flows from securities sales and redemptions; wholesale borrowings in the form of FHLB-NY advances and repurchase agreements; and deposit growth.
    In connection with management's focus on reducing securities through a combination of sales and redemptions, securities generated cash flows of approximately $1.1 billion in the first six months of the year, including approximately $669 million in the second quarter. Loan repayments generated cash flows of $1.3 billion in the current six-month period, including $644.5 million in the three months ended June 30, 2005.
    Since the repositioning of the balance sheet at the end of last year's second quarter, deposits have figured more significantly in the Company's funding mix. Reflecting management's focus, deposits totaled $11.5 billion at June 30, 2005, signifying a $1.1 billion increase from the year-end 2004 balance, including a $949.3 million increase in the second quarter, and a $1.5 billion increase from the balance recorded at June 30, 2004. Core deposits (consisting of NOW and money market accounts, savings accounts, and non-interest-bearing accounts) totaled $7.4 billion at the close of the current second quarter, representing 63.8% of total deposits, and were up $716.4 million and $1.2 billion, respectively, from the December 31 and June 30, 2004 amounts. Certificates of deposit ("CDs") accounted for $4.2 billion, or 36.2%, of the June 30, 2005 balance, an increase from $3.8 billion at each of the earlier dates.
    While savings accounts declined $433.7 million and $219.1 million, respectively, to $2.6 billion, these declines were substantially offset by growth in NOW and money market accounts and non-interest-bearing accounts. NOW and money market accounts totaled $4.0 billion at June 30, 2005, up $1.1 billion and $1.4 billion, respectively, from the year-end and June 30, 2004 totals. Non-interest-bearing accounts totaled $747.6 million at the close of the current second quarter, and were up $8.4 million and $10.5 million, respectively, from the balances recorded at the earlier dates.
    The increase in deposits has been supported by various actions taken to expand and diversify the deposit base. In addition to establishing a Private Banking Group early this year to attract deposits from local developers and property owners, the Company more recently established a Banking Development District Branch in Queens to accept New York State and City deposits, and introduced a new CD product featuring a competitive interest rate. Toward the end of June, the Company introduced MyBankingDirect.com, a nationwide online banking service, and began partnering with local colleges to develop depository relationships with students, while also offering new payment solutions to the colleges themselves.
    At the end of the quarter, the Company received the approval of the Federal Reserve Bank of New York to establish a limited-purpose commercial bank, which will enable it to accept deposits from municipalities throughout the state. The new bank will operate as a subsidiary of New York Community Bank under the name "New York Commercial Bank," and is expected to begin accepting public funds during the third quarter of 2005, once all the necessary regulatory approvals have been received. While awaiting receipt of regulatory approvals, the Company has utilized brokered deposits to supplement the deposits generated through its various other initiatives in order to fund the high level of loans produced.
    In addition to funding the increase in loans, the growth in deposits enabled the Company to pay down most of its short-term wholesale borrowings over the last three months. Wholesale borrowings totaled $9.3 billion at June 30, 2005, down $355.6 million from the March 31, 2005 level, and down $76.1 million and $665.3 million, respectively, from the levels recorded at December 31 and June 30, 2004. Including junior subordinated debentures of $448.8 million and other borrowings of $359.1 million, the Company had total borrowed funds of $10.1 billion at June 30, 2005.

    Stockholders' Equity

    The Company recorded stockholders' equity of $3.3 billion at June 30, 2005, signifying a $63.9 million increase from the balance recorded at December 31, 2004. The June 30, 2005 amount was equivalent to 12.90% of total assets and a book value of $12.44 per share, based on 261,225,054 shares. The year-end 2004 amount was equivalent to 13.26% of total assets and a book value of $12.23 per share based on 260,533,784 shares.
    Tangible stockholders' equity equaled $1.2 billion at June 30, 2005, up $83.5 million from the balance recorded at December 31, 2004. Excluding net unrealized losses on securities from the respective totals, tangible stockholders' equity equaled 5.44% and 5.39% of average tangible assets at the corresponding dates. Including net unrealized losses, tangible stockholders' equity equaled 5.31% and 5.22% of average tangible assets, respectively.
    The increase in tangible stockholders' equity reflects $190.8 million in cash earnings, consisting of net income of $177.6 million and additional contributions to tangible stockholders' equity of $13.2 million, in the first six months of 2005.(1) During this period, the Company distributed dividends totaling $130.4 million and allocated $1.1 million for the repurchase of 57,402 shares in plan-related common stock transactions. At June 30, 2005, there were 1,624,525 shares still available for repurchase under the Board of Directors' share repurchase authorization on April 20, 2004.
    At June 30, 2005, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company and the Bank's capital ratios continued to exceed the minimum levels required for classification as a "well capitalized" institution under the FDIC Improvement Act. The following table sets forth the Bank's regulatory capital levels at June 30, 2005 and the minimum federal requirements for well capitalized classification.

    Regulatory Capital Analysis (Bank Only)


                                  At June 30, 2005
              --------------------------------------------------------
                                          Risk-Based Capital
                                 -------------------------------------
               Leverage Capital        Tier 1             Total
              ------------------ ------------------ ------------------
(dollars in     Amount    Ratio    Amount    Ratio    Amount    Ratio
 thousands)
              ----------- ------ ----------- ------ ----------- ------
Total equity  $1,951,164   8.47% $1,951,164  15.30% $2,029,210  15.91%
Minimum
 regulatory
 capital
 requirement   1,151,196   5.00     765,366   6.00   1,275,611  10.00
              ----------- ------ ----------- ------ ----------- ------
Excess        $  799,968   3.47% $1,185,798   9.30% $  753,599   5.91%
              =========== ====== =========== ====== =========== ======


    Earnings Summary for the Three Months Ended June 30, 2005

    Net Interest Income

    The Company recorded net interest income of $149.1 million in the current second quarter, as compared to $158.8 million in the first quarter of the year. The reduction reflects the impact of the significant flattening of the yield curve, as the rise in short-term rates continued unabated, and intermediate and long-term rates remained at historical lows.
    While the Company recorded an $8.7 million increase in interest income over the course of the quarter, this increase was exceeded by an $18.4 million rise in interest expense during the same time. The linked-quarter increase in interest income was driven by a $937.8 million rise in the average balance of interest-earning assets to $21.9 billion, which was tempered by a seven-basis point decline in the average yield to 5.32%. The higher average balance reflects a $1.4 billion, or 10.2%, increase in average loans to $15.2 billion, which offset a $465.7 million decline in the average balances of mortgage-related and other securities, combined. The linked-quarter drop in the average yield was largely due to the lower yields provided by securities during the quarter; the average yield on loans held firm at 5.48%, despite the fact that the contribution of prepayment penalties to interest income declined to $2.1 million in the current second quarter from $4.7 million in the first quarter of the year.
    The linked-quarter rise in interest expense was attributable to a $766.2 million increase in the average balance of interest-bearing liabilities to $20.8 billion, coupled with a 26-basis point increase in the average cost of funds to 2.73%. Consistent with management's focus on deposits, the higher average balance of interest-bearing liabilities was largely attributable to a $687.8 million increase in the average balance of interest-bearing deposits to $10.4 billion; the average balance of borrowed funds rose $78.4 million, to $10.4 billion, during the same time. The higher average cost reflects the rise in short-term interest rates during the current second quarter, which contributed to a 32-basis point rise in the average cost of deposits and a 26-basis point rise in the average cost of borrowed funds.
    Reflecting the same combination of factors that contributed to the linked-quarter reduction in net interest income, the Company's net interest margin narrowed to 2.73% in the current second quarter from 3.03% in the trailing three-month period. To reduce its exposure to future short-term interest rate increases, the Company paid down most of its short-term wholesale borrowings in the first and second quarters, and extended an additional $2.0 billion of wholesale borrowings to an average maturity of two years with an average cost of 3.37% during the same time. While these actions contributed to the reduction in net interest margin in the second quarter, they are expected to benefit the margin in the quarters ahead.

    Non-interest Income

    The Company derives non-interest income from two primary sources: fee income, which generally includes retail deposit fees, charges on loans, and prepayment penalties; and other income, which primarily includes joint venture income, the revenues produced by the sale of third-party investment products, and the income generated by the Company's investment in Bank-owned Life Insurance ("BOLI") and by its investment advisory firm, Peter B. Cannell & Co., Inc. ("PBC").
    In the second quarter of 2005, the Company recorded fee income of $11.0 million, as compared to $12.9 million in the first quarter of the year. The reduction was largely attributable to a decline in prepayment penalties, consistent with the slowdown in multi-family loan refinancing activity resulting from the directional uncertainty of the five-year Treasury rate.
    Other income totaled $16.0 million in the current second quarter, as compared to $19.0 million in the first quarter of 2005. Included in the second quarter amount was a $2.8 million pre-tax gain on the sale of certain one-to-four family loans; included in the first quarter amount was a $6.1 million pre-tax gain on the sale of certain Bank-owned properties. Excluding these respective amounts, other income amounted to $13.2 million in the current second quarter and $12.9 million in the first quarter of the year. BOLI income represented $6.2 million and $5.4 million of the respective totals, with revenues from PBC accounting for $2.5 million and $2.4 million, respectively.

    Non-interest Expense

    Non-interest expense has two components: operating expenses, which consist of compensation and benefits, occupancy and equipment, general and administrative ("G&A"), and other expenses; and the amortization of the core deposit intangibles ("CDI") stemming from the Company's mergers with Richmond County Financial Corp. and Roslyn Bancorp, Inc.
    In the second quarter of 2005, the Company recorded total non-interest expense of $52.2 million, down $1.3 million from the level recorded in the three months ended March 31, 2005. Operating expenses represented $49.3 million of the second quarter 2005 total and 0.79% of average assets, as compared to $50.6 million, representing 0.84% of average assets, in the first quarter of 2005.
    The linked-quarter reduction in operating expenses stemmed from three components: a $242,000 decline in compensation and benefits expense to $25.2 million; a $303,000 decline in occupancy and equipment expense to $11.1 million; and an $869,000 decline, to $11.1 million, in G&A expense. In the first quarter of 2005, the Company's occupancy and equipment expense was boosted by certain seasonal factors, and its G&A expense by the costs of a marketing campaign.

    Income Tax Expense

    Income tax expense totaled $40.3 million in the current second quarter, down from $46.1 million in the first quarter of 2005. The linked-quarter reduction was attributable to a $10.4 million decline in pre-tax income to $126.8 million and a reduction in the effective tax rate, to 31.8% from 33.6%. The reduction in the effective tax rate partially reflects the Company's receipt of a New Markets Tax Credit allocation, which entitles the Company to recognize $16.4 million in tax credits from the U.S. Treasury Department over a period of seven years, beginning in the second quarter of 2005.

    Company Profile

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the fourth largest thrift in the nation, with total assets of $25.2 billion at June 30, 2005. The Bank serves its customers through a network of 141 banking offices in New York City, Long Island, Westchester County, and northern New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. The Bank is the leading producer of multi-family mortgage loans for portfolio in New York City and the third largest thrift depository in the New York metropolitan region. Additional information about the Company is available at www.myNYCB.com.

    Post-Earnings Release Conference Call

    The Company will host a conference call on July 20, 2005 at 9:00 a.m. (ET) to discuss the highlights of its second quarter 2005 performance. The conference call may be accessed by phoning 800-310-6649 (for domestic calls) or 719-457-2693 (for international calls) and providing the following access code: 2498515. A replay of the conference call will be available through midnight on July 29th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived approximately two hours following completion of the call through 5:00 p.m. on August 3, 2005.

    Forward-looking Statements and Associated Risk Factors

    This release, like other written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. The Company's ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    There are a number of factors, many of which are beyond the Company's control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, general economic conditions, either nationally or locally in some or all of the areas in which we conduct our business; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income or future cash flows; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in our local markets; changes in real estate values, which could impact the quality of the assets securing our loans; changes in the quality or composition of the loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; the Company's timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company's operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the discussion and reconciliation of GAAP and cash earnings on page 15 of this release.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                               June 30,   December 31,
                                                 2005         2004
                                             (unaudited)
                                             ------------ ------------
Assets
Cash and due from banks                      $   235,981  $   187,679
Money market investments                           1,173        1,171
Securities available for sale:
   Mortgage-related securities                 2,257,655    2,901,039
   Other securities                              189,942      207,070
Securities held to maturity:
   Mortgage-related securities (estimated
     market value of $1,825,062 and
     $2,091,748, respectively)                 1,883,800    2,166,416
   Other securities (estimated market value
     of $1,692,924 and $1,826,063,
     respectively)                             1,651,246    1,806,198
Mortgage loans:
   Multi-family                               11,953,234    9,842,444
   Commercial real estate                      2,508,922    2,140,727
   Construction                                  854,747      804,219
   1-4 family                                    287,031      506,116
                                             ------------  -----------
Total mortgage loans                          15,603,934   13,293,506
Other loans                                       80,443      102,538
Less:  Allowance for loan losses                 (78,046)     (78,057)
                                             ------------ ------------
Loans, net                                    15,606,331   13,317,987
Federal Home Loan Bank of New York stock, at
  cost                                           284,314      232,215
Premises and equipment, net                      141,830      148,263
Goodwill                                       1,937,680    1,951,438
Core deposit intangibles                          81,680       87,553
Other assets                                     933,060    1,030,797
                                             ------------ ------------
Total assets                                 $25,204,692  $24,037,826
                                             ============ ============

Liabilities and Stockholders' Equity
Deposits:
   NOW and money market accounts             $ 3,991,896  $ 2,850,218
   Savings accounts                            2,626,639    3,060,334
   Certificates of deposit                     4,171,401    3,752,327
   Non-interest-bearing accounts                 747,630      739,238
                                             ------------ ------------
Total deposits                                11,537,566   10,402,117
                                             ------------ ------------
Official checks outstanding                       30,783       16,831
Borrowed funds:
   Wholesale borrowings                        9,258,839    9,334,953
   Junior subordinated debentures                448,797      446,084
   Other borrowings                              359,114      361,504
                                             ------------ ------------
Total borrowed funds                          10,066,750   10,142,541
Mortgagors' escrow                                74,851       54,555
Other liabilities                                244,478      235,368
                                             ------------ ------------
Total liabilities                             21,954,428   20,851,412
                                             ------------ ------------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000
     shares authorized; none issued)                  --           --
   Common stock at par $0.01 (600,000,000
     shares authorized; 273,396,452
     shares issued; 265,681,667 and
     265,190,635 shares outstanding,
     respectively)                                 2,734        2,734
   Paid-in capital in excess of par            3,017,639    3,013,241
   Retained earnings (partially restricted)      493,965      452,134
   Less:  Treasury stock (7,714,785 and
            8,205,817 shares, respectively)     (213,875)    (223,230)
          Unallocated common stock held by
            ESOP                                 (14,026)     (14,655)
          Common stock held by SERP and
            Deferred Compensation Plans           (3,113)      (3,113)
   Net unrealized loss on securities
     available for sale, net of tax              (17,580)     (20,443)
   Net unrealized loss on securities
     transferred to held to maturity, net of
     tax                                         (15,480)     (20,254)
                                             ------------ ------------
Total stockholders' equity                     3,250,264    3,186,414
                                             ------------ ------------
Total liabilities and stockholders' equity   $25,204,692  $24,037,826
                                             ============ ============



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)
                              (unaudited)

                              For the                    For the
                       Three Months Ended            Six Months Ended
                    -----------------------------  -------------------
                    June 30,  March 31, June 30,   June 30,  June 30,
                      2005      2005      2004       2005      2004
                    --------- --------- ---------  --------- ---------
Interest Income:
   Mortgage and
     other loans    $207,826  $188,292  $160,822   $396,118  $317,021
   Mortgage-related
     securities       51,139    59,997   132,533    111,136   237,917
   Other securities   32,027    33,901    35,782     65,928    69,813
   Money market
     investments         137       204        63        341       297
                    --------- --------- ---------  --------- ---------
Total interest
  income             291,129   282,394   329,200    573,523   625,048
                    --------- --------- ---------  --------- ---------

Interest Expense:
   NOW and money
     market accounts  20,015    12,391     5,355     32,406    12,219
   Savings accounts    3,346     4,003     3,434      7,349     7,531
   Certificates of
     deposit          24,049    20,088    10,446     44,137    17,714
   Borrowed funds     94,521    87,090    74,667    181,611   138,726
   Mortgagors'
     escrow               67        66        71        133       115
                    --------- --------- ---------  --------- ---------
Total interest
  expense            141,998   123,638    93,973    265,636   176,305
                    --------- --------- ---------  --------- ---------
      Net interest
        income       149,131   158,756   235,227    307,887   448,743
Provision for loan
 losses                   --        --        --         --        --
                    --------- --------- ---------  --------- ---------
      Net interest
        income after
        provision
        for loan
        losses       149,131   158,756   235,227    307,887   448,743
                    --------- --------- ---------  --------- ---------

Non-interest Income:
   Fee income         11,049    12,911    18,213     23,960    31,958
   Net securities
     gains (losses)    2,868        48  (157,215)     2,916  (147,271)
   Other              15,969    19,049    12,757     35,018    26,560
                    --------- --------- ---------  --------- ---------
Total non-interest
  income              29,886    32,008  (126,245)    61,894   (88,753)
                    --------- --------- ---------  --------- ---------

Non-interest Expense:
Operating expenses:
   Compensation and
     benefits         25,159    25,401    23,499     50,560    48,795
   Occupancy and
     equipment        11,085    11,388     9,771     22,473    19,308
   General and
     administrative   11,119    11,988    12,340     23,107    22,945
   Other               1,953     1,856     2,145      3,809     3,650
                    --------- --------- ---------  --------- ---------
Total operating
  expenses            49,316    50,633    47,755     99,949    94,698
   Amortization of
     core deposit
     intangibles       2,930     2,943     2,860      5,873     5,720
                    --------- --------- ---------  --------- ---------
Total non-interest
  expense             52,246    53,576    50,615    105,822   100,418
                    --------- --------- ---------  --------- ---------
Income before
  income taxes       126,771   137,188    58,367    263,959   259,572
Income tax expense    40,299    46,106    15,612     86,405    86,794
                    --------- --------- ---------  --------- ---------
      Net Income    $ 86,472  $ 91,082  $ 42,755   $177,554  $172,778
                    ========= ========= =========  ========= =========

      Basic earnings
        per share      $0.33     $0.35     $0.16      $0.68     $0.66
                    ========= ========= =========  ========= =========
      Diluted
        earnings per
        share          $0.33     $0.35     $0.16      $0.68     $0.64
                    ========= ========= =========  ========= =========



                   NEW YORK COMMUNITY BANCORP, INC.
        DISCUSSION AND RECONCILIATION OF GAAP AND CASH EARNINGS


    Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are an important measure because of their contribution to tangible stockholders' equity.
    The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but that have been added back to tangible stockholders' equity. These items typically fall into four categories: expenses related to the amortization and appreciation of shares held in the Company's stock-related benefit plans; the associated tax benefits; dividends on unallocated ESOP shares; and the amortization of the CDI stemming from the Company's mergers with Roslyn Bancorp, Inc. and Richmond County Financial Corp. on October 31, 2003 and July 31, 2001, respectively.
    Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings.
    Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.
    A reconciliation of the Company's GAAP and cash earnings for the three months ended June 30, 2005, March 31, 2005, and June 30, 2004 and the six months ended June 30, 2005 and 2004 follows:


                              For the                   For the
                        Three Months Ended           Six Months Ended
                    -----------------------------  -------------------
(in thousands,
 except per          June 30,  March 31, June 30,   June 30,  June 30,
 share data)           2005      2005      2004       2005      2004
                    --------- --------- ---------  --------- ---------
Net income           $86,472   $91,082   $42,755   $177,554  $172,778
Additional
 contributions to
 tangible
 stockholders'
 equity:
   Amortization and
     appreciation of
     shares held in
     stock-related
     benefit plan      1,792     1,844     2,041      3,636     5,331
   Associated tax
     benefits            242     1,149     2,216      1,391    25,531
   Dividends on
     unallocated
     ESOP shares       1,164     1,164     1,267      2,328     2,331
   Amortization of
     core deposit
     intangibles       2,930     2,943     2,860      5,873     5,720
                    --------- --------- ---------  --------- ---------
Total additional
 contributions to
 tangible
 stockholders equity   6,128     7,100     8,384     13,228    38,913
                    --------- --------- ---------  --------- ---------
Cash earnings        $92,600   $98,182   $51,139   $190,782  $211,691
                    ========= ========= =========  ========= =========
Adjustments to cash
 earnings:
   Net loss on sale
     of securities
     relating to
     balance sheet
     repositioning        --        --   157,215         --   157,215
   Income tax
     benefit on
     adjustment           --        --   (62,336)        --   (62,336)
                    --------- --------- ---------  --------- ---------
Cash earnings
  excluding
  repositioning
  charge             $92,600   $98,182  $146,018   $190,782  $306,570
                    ========= ========= =========  ========= =========

CASH EARNINGS DATA:
Basic cash earnings
  per share            $0.36     $0.38     $0.20      $0.73     $0.81
Diluted cash
  earnings per share    0.35      0.37      0.19       0.73      0.78
Cash return on
  average assets        1.48%     1.62%     0.74%      1.55%     1.62%
Cash return on
  average tangible
  assets                1.61      1.77      0.79       1.69      1.75
Cash return on
  average
  stockholders'
  equity               11.54     12.39      6.55      11.96     13.15
Cash return on
  average tangible
  stockholders'
  equity               31.13     34.71     18.87      32.87     35.70

CASH EARNINGS DATA
  EXCLUDING
  2Q 2004
  REPOSITIONING
  CHARGE:
Basic cash earnings
  per share            $0.36     $0.38     $0.56      $0.73     $1.18
Diluted cash
  earnings per share    0.35      0.37      0.55       0.73      1.13
Cash return on
  average assets        1.48%     1.62%     2.10%      1.55%     2.34%
Cash return on
  average tangible
  assets                1.61      1.77      2.26       1.69      2.54
Cash return on
  average
  stockholder's
  equity               11.54     12.39     18.71      11.96     19.04
Cash return on
  average tangible
  stockholders'
  equity               31.13     34.71     53.87      32.87     51.70
Cash efficiency
  ratio                26.55     25.58     17.17      26.05     17.28



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                            Three Months Ended
                                    ----------------------------------
                                              June 30, 2005
                                    ----------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest     Cost
                                    ------------ ---------- ----------

Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $15,159,345   $207,826       5.48%
   Mortgage-related securities        4,565,084     51,139       4.48
   Other securities                   2,138,316     32,027       5.99
   Money market investments              25,839        137       2.12
                                    ------------ ---------- ----------
 Total interest-earning assets       21,888,584    291,129       5.32
 Non-interest-earning assets          3,183,082
                                    ------------
 Total assets                       $25,071,666
                                    ============
Liabilities and Stockholders'
  Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 3,716,640   $ 20,015       2.15%
   Savings accounts                   2,711,365      3,346       0.49
   Certificates of deposit            3,871,262     24,049       2.48
   Mortgagors' escrow                   141,046         67       0.19
                                    ------------ ---------- ----------
 Total interest-bearing deposits     10,440,313     47,477       1.82
   Borrowed funds                    10,380,575     94,521       3.64
                                    ------------ ---------- ----------
 Total interest-bearing liabilities  20,820,888    141,998       2.73
 Non-interest-bearing deposits          736,350
 Other liabilities                      303,490
                                    ------------
 Total liabilities                   21,860,728
 Stockholders' equity                 3,210,938
                                    ------------
Total liabilities and stockholders'
  equity                            $25,071,666
                                    ============
 Net interest income/interest rate
   spread                                         $149,131       2.59%
                                                 ========== ==========
 Net interest-earning assets/net
   interest margin                   $1,067,696                  2.73%
                                    ============            ==========
 Ratio of interest-earning assets to
   interest-bearing liabilities                                  1.05x
                                                            ==========

 Core deposits                       $7,164,355    $23,361       1.30%
                                    ============ ========== ==========


                                            Three Months Ended
                                    ----------------------------------
                                              March 31, 2005
                                    ----------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest     Cost
                                    ------------ ---------- ----------

Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $13,750,424   $188,292       5.48%
   Mortgage-related securities        4,965,405     59,997       4.83
   Other securities                   2,203,656     33,901       6.15
   Money market investments              31,311        204       2.61
                                    ------------ ---------- ----------
 Total interest-earning assets       20,950,796    282,394       5.39
 Non-interest-earning assets          3,301,352
                                    ------------
 Total assets                       $24,252,148
                                    ============
Liabilities and Stockholders'
  Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 3,003,076   $ 12,391       1.65%
   Savings accounts                   2,921,826      4,003       0.55
   Certificates of deposit            3,737,918     20,088       2.15
   Mortgagors' escrow                    89,733         66       0.29
                                    ------------ ---------- ----------
 Total interest-bearing deposits      9,752,553     36,548       1.50
   Borrowed funds                    10,302,170     87,090       3.38
                                    ------------ ---------- ----------
 Total interest-bearing liabilities  20,054,723    123,638       2.47
 Non-interest-bearing deposits          728,524
 Other liabilities                      300,118
                                   ------------
 Total liabilities                   21,083,365
 Stockholders' equity                 3,168,783
                                    ------------
Total liabilities and stockholders'
   equity                           $24,252,148
                                    ============
 Net interest income/interest rate
   spread                                         $158,756       2.92%
                                                 ========== ==========
 Net interest-earning assets/net
   interest margin                     $896,073                  3.03%
                                    ============            ==========
 Ratio of interest-earning assets to
   interest-bearing liabilities                                  1.04x
                                                            ==========

 Core deposits                       $6,653,426    $16,394       0.99%
                                    ============ ========== ==========



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                       Three Months Ended June 30,
                                    ----------------------------------
                                                  2005
                                    ----------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest     Cost
                                    ------------ ---------- ----------

Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $15,159,345   $207,826       5.48%
   Mortgage-related securities        4,565,084     51,139       4.48
   Other securities                   2,138,316     32,027       5.99
   Money market investments              25,839        137       2.12
                                    ------------ ---------- ----------
 Total interest-earning assets       21,888,584    291,129       5.32
 Non-interest-earning assets          3,183,082
                                    ------------
 Total assets                       $25,071,666
                                    ============
Liabilities and Stockholders'
  Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 3,716,640   $ 20,015       2.15%
   Savings accounts                   2,711,365      3,346       0.49
   Certificates of deposit            3,871,262     24,049       2.48
   Mortgagors' escrow                   141,046         67       0.19
                                    ------------ ---------- ----------
 Total interest-bearing deposits     10,440,313     47,477       1.82
   Borrowed funds                    10,380,575     94,521       3.64
                                    ------------ ---------- ----------
 Total interest-bearing liabilities  20,820,888    141,998       2.73
 Non-interest-bearing deposits          736,350
 Other liabilities                      303,490
                                    ------------
 Total liabilities                   21,860,728
 Stockholders' equity                 3,210,938
                                    ------------
Total liabilities and stockholders'
 equity                             $25,071,666
                                    ============
 Net interest income/interest rate
   spread                                         $149,131       2.59%
                                                 ========== ==========
 Net interest-earning assets/net
   interest margin                   $1,067,696                  2.73%
                                    ============            ==========
 Ratio of interest-earning assets to
  interest-bearing liabilities                                   1.05x
                                                            ==========

 Core deposits                       $7,164,355    $23,361       1.30%
                                    ============ ========== ==========


                                       Three Months Ended June 30,
                                    ----------------------------------
                                                  2004
                                    ----------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest     Cost
                                    ------------ ---------- ----------

Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $11,247,740   $160,822       5.72%
   Mortgage-related securities       10,528,652    132,533       5.04
   Other securities                   2,799,591     35,782       5.11
   Money market investments              21,076         63       1.20
                                    ------------ ---------- ----------
 Total interest-earning assets       24,597,059    329,200       5.35
 Non-interest-earning assets          3,230,425
                                    ------------
 Total assets                       $27,827,484
                                    ============
Liabilities and Stockholders'
  Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 2,496,536    $ 5,355       0.86%
   Savings accounts                   2,860,141      3,434       0.48
   Certificates of deposit            3,807,475     10,446       1.10
   Mortgagors' escrow                   107,324         71       0.26
                                    ------------ ---------- ----------
 Total interest-bearing deposits      9,271,476     19,306       0.83
   Borrowed funds                    14,421,005     74,667       2.07
                                    ------------ ---------- ----------
 Total interest-bearing liabilities  23,692,481     93,973       1.59
 Non-interest-bearing deposits          742,416
 Other liabilities                      270,167
                                    ------------
 Total liabilities                   24,705,064
 Stockholders' equity                 3,122,420
                                    ------------
Total liabilities and stockholders'
  equity                            $27,827,484
                                    ============
 Net interest income/interest rate
   spread                                         $235,227       3.76%
                                                 ========== ==========
 Net interest-earning assets/net
   interest margin                     $904,578                  3.83%
                                    ============            ==========
 Ratio of interest-earning assets to
   interest-bearing liabilities                                  1.04x
                                                            ==========

 Core deposits                       $6,099,093     $8,789       0.58%
                                    ============ ========== ==========



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)

                                        Six Months Ended June 30,
                                    ----------------------------------
                                                  2005
                                    ----------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest     Cost
                                    ------------ ---------- ----------

Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $14,458,777   $396,118       5.48%
   Mortgage-related securities        4,764,139    111,136       4.67
   Other securities                   2,170,805     65,928       6.07
   Money market investments              28,559        341       2.39
                                    ------------ ---------- ----------
 Total interest-earning assets       21,422,280    573,523       5.35
 Non-interest-earning assets          3,241,891
                                    ------------
 Total assets                       $24,664,171
                                    ============
Liabilities and Stockholders'
  Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 3,361,829   $ 32,406       1.93%
   Savings accounts                   2,816,014      7,349       0.52
   Certificates of deposit            3,804,958     44,137       2.32
   Mortgagors' escrow                   115,531        133       0.23
                                    ------------ ---------- ----------
 Total interest-bearing deposits     10,098,332     84,025       1.66
   Borrowed funds                    10,341,589    181,611       3.51
                                    ------------ ---------- ----------
 Total interest-bearing liabilities  20,439,921    265,636       2.60
 Non-interest-bearing deposits          732,459
 Other liabilities                      301,814
                                    ------------
 Total liabilities                   21,474,194
 Stockholders' equity                 3,189,977
                                    ------------
Total liabilities and stockholders'
  equity                            $24,664,171
                                    ============
 Net interest income/interest rate
   spread                                         $307,887       2.75%
                                                 ========== ==========
 Net interest-earning assets/net
   interest margin                     $982,359                  2.87%
                                    ============            ==========
 Ratio of interest-earning assets to
   interest-bearing liabilities                                  1.05x
                                                            ==========

 Core deposits                       $6,910,302    $39,755       1.15%
                                    ============ ========== ==========


                                        Six Months Ended June 30,
                                    ----------------------------------
                                                  2004
                                    ----------------------------------
                                                             Average
                                      Average                 Yield/
                                      Balance     Interest     Cost
                                    ------------ ---------- ----------

Assets:
 Interest-earning assets:
   Mortgage and other loans, net    $10,848,670   $317,021       5.84%
   Mortgage-related securities        9,425,440    237,917       5.05
   Other securities                   2,495,021     69,813       5.60
   Money market investments              42,530        297       1.40
                                    ------------ ---------- ----------
 Total interest-earning assets       22,811,661    625,048       5.48
 Non-interest-earning assets          3,379,998
                                    ------------
 Total assets                       $26,191,659
                                    ============
Liabilities and Stockholders'
  Equity:
 Interest-bearing deposits:
   NOW and money market accounts    $ 2,441,019   $ 12,219       1.00%
   Savings accounts                   2,863,473      7,531       0.53
   Certificates of deposit            3,951,307     17,714       0.90
   Mortgagors' escrow                    84,645        115       0.27
                                    ------------ ---------- ----------
 Total interest-bearing deposits      9,340,444     37,579       0.80
   Borrowed funds                    12,719,302    138,726       2.18
                                    ------------ ---------- ----------
 Total interest-bearing liabilities  22,059,746    176,305       1.60
 Non-interest-bearing deposits          689,859
 Other liabilities                      222,528
                                    ------------
 Total liabilities                   22,972,133
 Stockholders' equity                 3,219,526
                                    ------------
Total liabilities and stockholders'
  equity                            $26,191,659
                                    ============
 Net interest income/interest rate
   spread                                         $448,743       3.88%
                                                 ========== ==========
 Net interest-earning assets/net
   interest margin                     $751,915                  3.93%
                                    ============            ==========
 Ratio of interest-earning assets to
   interest-bearing liabilities                                  1.03x
                                                            ==========

 Core deposits                       $5,994,351    $19,750       0.66%
                                    ============ ========== ==========



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
            (in thousands, except share and per share data)
                              (unaudited)

                                      For the Three Months Ended
                                --------------------------------------
                                  June 30,    March 31,     June 30,
                                    2005         2005         2004
                                ------------ ------------ ------------
GAAP EARNINGS DATA:
Net income                          $86,472      $91,082      $42,755
Basic earnings per share               0.33         0.35         0.16
Diluted earnings per share             0.33         0.35         0.16
Return on average assets               1.38%        1.50%        0.61%
Return on average tangible
  assets                               1.53         1.67         0.69
Return on average stockholders'
  equity                              10.77        11.50         5.48
Return on average tangible
  stockholders' equity                29.66        32.82        16.41
Efficiency ratio                      27.55        26.54        43.82
Operating expenses to average
  assets                               0.79         0.84         0.69
Interest rate spread                   2.59         2.92         3.76
Net interest margin                    2.73         3.03         3.83
Shares used for basic EPS
  computation                   260,203,948  259,872,413  259,949,465
Shares used for diluted EPS
  computation                   262,349,662  262,274,300  267,700,667

EARNINGS DATA EXCLUDING
  2Q 2004 REPOSITIONING
  CHARGE (1) :
Net income                          $86,472      $91,082     $137,634
Basic earnings per share               0.33         0.35         0.53
Diluted earnings per share             0.33         0.35         0.51
Return on average assets               1.38%        1.50%        1.98%
Return on average tangible
  assets                               1.53         1.67         2.16
Return on average stockholders'
  equity                              10.77        11.50        17.63
Return on average tangible
  stockholders' equity                29.66        32.82        51.42
Efficiency ratio (2)                  27.55        26.54        17.94


                                             For the Six Months Ended
                                             -------------------------
                                               June 30,     June 30,
                                                 2005         2004
                                             ------------ ------------
GAAP EARNINGS DATA:
Net income                                      $177,554     $172,778
Basic earnings per share                            0.68         0.66
Diluted earnings per share                          0.68         0.64
Return on average assets                            1.44%        1.32%
Return on average tangible assets                   1.60         1.46
Return on average stockholders' equity             11.13        10.73
Return on average tangible stockholders'
  equity                                           31.20        29.72
Efficiency ratio                                   27.03        26.31
Operating expenses to average assets                0.81         0.72
Interest rate spread                                2.75         3.88
Net interest margin                                 2.87         3.93
Shares used for basic EPS computation        260,039,096  260,307,258
Shares used for diluted EPS computation      262,287,845  270,616,820

EARNINGS DATA EXCLUDING 2Q 2004
  REPOSITIONING CHARGE (1) :
Net income                                      $177,554     $267,657
Basic earnings per share                            0.68         1.03
Diluted earnings per share                          0.68         0.99
Return on average assets                            1.44%        2.04%
Return on average tangible assets                   1.60         2.24
Return on average stockholders' equity             11.13        16.63
Return on average tangible stockholders'
  equity                                           31.20        45.72
Efficiency ratio (2)                               27.03        18.31



                                         At June 30,   At December 31,
                                            2005            2004
                                       --------------- ---------------
BALANCE SHEET DATA:
Book value per share                           $12.44          $12.23
Tangible book value per share                    4.71            4.40
Stockholders' equity to total assets            12.90%          13.26%
Tangible stockholders' equity to
  tangible assets                                5.31            5.22
Tangible stockholders' equity to
  tangible assets excluding net
  unrealized losses on securities                5.44            5.39
Shares used for book value computation    261,225,054     260,533,784
Total shares issued and outstanding       265,681,667     265,190,635

ASSET QUALITY RATIOS:
Non-performing loans to total loans              0.27%           0.21%
Non-performing assets to total assets            0.17            0.12
Allowance for loan losses to
  non-performing loans                         184.22          277.31
Allowance for loan losses to total loans         0.50            0.58


(1) Amounts for the three and six months ended June 30, 2004 exclude the impact of a $94.9 million, or $0.35 per diluted share, after-tax loss on the sale of securities relating to the repositioning of the balance sheet (the "repositioning charge").

(2) Ratios for the three and six months ended June 30, 2004 exclude a $157.2 million net loss on the sale of securities relating to the balance sheet repositioning.




    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President
             Investor Relations